Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ADDS DONALD SALKA TO ITS
BANK SUBSIDIARY’S INCOME PROPERTY LENDING DIVISION

Irvine, CA – June 18, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that Don Salka, whom the Company believes has consistently been one of Southern California’s top income property loan agents, has joined Commercial Capital Bank (the “Bank”), the Company’s banking subsidiary, as a Director of Loan Production. Mr. Salka brings to the Bank over 25 years of income property lending experience, focusing predominantly on his multi-family banking relationships located throughout Los Angeles County.

Mr.  Salka joins the Company from Santa Monica, CA based First Federal Bank of California (NASDAQ: “FED”)‘s income property lending group where he originated over $500 million in loans. Before joining First Federal, Mr. Salka was with H. F. Ahmanson’s subsidiary bank, Home Savings of America, formerly the nation’s largest savings institution prior to its acquisition by Washington Mutual (NYSE: “WM”), where the Company believes he consistently was a top producer in the Southern California multi-family market. Prior to Home Savings, Mr. Salka was a top producing income property lender at American Savings and Loan, formerly the second largest savings institution in California. Mr. Salka is a licensed real estate broker and holds a bachelors degree in Business Administration with an emphasis in real estate from California State University of Northridge.

Stephen H. Gordon, Chairman and Chief Executive Officer stated, “The California multi-family financing market has historically been dominated by lenders that have high quality, direct retail relationship-driven sales forces. We believe that Don’s years of experience, market intelligence and significant client relationships throughout Southern California will have an immediate impact on the Company’s origination volume, market share and overall growth.”

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which include income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At March 31, 2003, CCBI had total assets of $1.2 billion, and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended March 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Los Angeles, Irvine, and San Diego, CA, and plans to open a banking office in La Jolla, CA in September of 2003. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, was the 4th largest multi-family lender in California during the 12 months ended December 31, 2002 and has originated over $2.2 billion in multi-family and commercial real estate loans from its inception through March 31, 2003. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions.

This Press Release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.